Exhibit 99.1 Press Release dated January 30, 2002 on Representative Agreement for Romanian Housing Industry.

Luba Veselinovic
President and Chief Executive Officer
(520) 547-3510
nuinnovat@nuproinnovations.com

                              FOR IMMEDIATE RELEASE

NUPRO INNOVATIONS INC. ENTERS INTO REPRESENTATIVE AGREEMENT FOR ROMANIA'S HOUSING INDUSTRY

TUCSON, Ariz. (January 30, 2002). On January 7, 2002, NuPro Innovations Inc. (OTC BB:NUPP), entered into a Representative Agreement with ADS Consulting SRL, a Romanian entity, for the purpose of developing a market for the NuProTM material in the housing industry of the country of Romania. Pursuant to the agreement, ADS Consulting SRL shall secure certification of the NuProTM material and its applications in the housing industry in Romania within six months of the date of the agreement and obtain contracts for the construction of (i) 5,000 houses within 12 months from the certification date, (ii) 10,000 houses within 24 months from the certification date, and (iii) 20,000 houses within 36 months from the certification date.

Under the contract, the parties will jointly design the structure of the dwellings for a construction area of 70 to 100 square meters per house. The Company expects to provide two prototypes for this purpose, one for a family house and another for a vacation house, by the third quarter of 2002. The NuProTM material is expected to be used for roofing and interior and exterior walls.

Luba Veselinovic, President of the Company, stated that "as a result of management and shareholders' contacts in Europe, there is an interest by the Company to develop a market for the NuProTM material in that continent.
Moreover, under the directive of the Company's Board, we will be looking at securing the most advantageous venture partner for the European market as the geographic location of our North American operations does not make it competitive across the Atlantic. We are excited about participating in the European market and the application of our NuProTM technology to the housing industry."

NuPro Innovations Inc. is a development stage corporation and the exclusive licensee of a hybrid plastic composite material known as "NuPro." The Company does research and development for various applications of the NuPro material and intends to market such applications on a turn-key basis. In addition, the Company intends to manufacture, market, and sell the NuPro material and its own products using the NuPro material.

THIS NEWS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION INVOLVES RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE FACTORS DETAILED BY NUPRO INNOVATIONS INC. IN ITS DISCLOSURE STATEMENT PURSUANT TO RULE 15C2-11 OF THE SECURITIES EXCHANGE ACT OF 1934.